Exhibit 99.1
NEWS RELEASE

CHRISTINA ALVORD Elected to
Albany International Corp. Board OF DIRECTORS

Rochester, New Hampshire, February 10, 2022 – Albany International Corp. (NYSE:AIN) announced today that Christina M. Alvord has been elected to its Board of Directors.
Ms. Alvord, age 54, served in various roles at Vulcan Materials Company, from 2015 to 2021, including President, Southern and Gulf Coast Division; President, Central Division; and Vice President, Performance Improvement. Prior to 2015 Ms. Alvord held various technical and executive leadership positions at the GE Aviation unit of General Electric Company, including General Manager, Turbine Airfoils Center of Excellence; President, Unison Industries; and President, Middle River Aircraft Systems. Ms. Alvord holds a B.S. degree in Political Science, and a B.S. and M.S. degree in Mechanical Engineering, all from Massachusetts Institute of Technology, and an M.B.A. from Harvard Graduate School of Business Administration.
Albany International Chairman Erland (Erkie) Kailbourne said, “Christy’s extensive experience in manufacturing environments, particularly her managerial and leadership skills, as well as her previous responsibilities with GE Aviation, will contribute to the Company’s focus on lean manufacturing and continuous improvement processes, particularly as it continues to ramp its Albany Engineered Composites segment. She brings to the role significant knowledge and experience regarding talent management, manufacturing operations and strategic development in the aerospace industry. Ms. Alvord will be a valuable contributor to our Board, and I take great pleasure in welcoming her as a new Director.”

Albany International Corp.
216 Airport Dr.
Rochester, NH 03867 USA
www.albint.com

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed, consumable fabrics and process belts essential for the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 facilities in 11 countries, employs approximately 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

John Hobbs
603-330-5897
john.hobbs@albint.com